Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 33-31765, 33-64248, 33-35592, 33-61429, 33-32857, 333-40363, 333-51585, 333-81351, 333-89280, 333-100224, 333-106714, 333-113723 and 333-117258 on Form S-8 and Post-Effective Amendment No. 2 to Registration Statement Number 333-98255 on Form S-3 of our reports dated April 13, 2005, relating to the consolidated financial statements and financial statement schedule of The Pep Boys—Manny, Moe & Jack and subsidiaries and management’s report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Pep Boys—Manny, Moe & Jack for the year ended January 29, 2005.

/s/ Deloitte & Touche, LLP
Philadelphia, Pennsylvania
April 13, 2005